Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-151942 of Potash Corporation of Saskatchewan Inc. on Form S-8 of our report dated June 25, 2008, appearing in this Annual Report on Form 11-K of the White Springs Agricultural Chemicals, Inc. Savings and Investment Plan for Collective Bargaining Employees for the year ended December 31, 2007.
/s/  Deloitte & Touche LLP

Chicago, Illinois
June 25, 2008